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                                                                    Exhibit 99.5


                          SEMINIS VEGETABLE SEEDS, INC.
                            OFFER FOR ALL OUTSTANDING
             $140,000,000 10 1/4% SENIOR SUBORDINATED NOTES DUE 2013
                           ISSUED ON JANUARY 23, 2004
                                       FOR
                                   REGISTERED
             $140,000,000 10 1/4% SENIOR SUBORDINATED NOTES DUE 2013

To Our Clients:

      We are enclosing herewith (i) a Prospectus dated ___________, 2004 of Seminis Vegetable Seeds, Inc. (the "Company"), Seminis, Inc. (the "Parent"), Petoseed International, Inc. ("Petoseed"), PGI Alfalfa, Inc. ("PGI") and Baxter Seed Co., Inc. ("Baxter", together with the Parent, Petoseed and PGI, the "Guarantors"), (ii) a related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") relating to the offer by the Company and the Guarantors to exchange up to $140,000,000 aggregate principal amount of their 10 1/4%% Senior Subordinated Notes due 2013 and related guarantees (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for $140,000,000 aggregate principal amount of their outstanding unregistered 10 1/4% Senior Subordinated Notes due 2013 issued on January 23, 2004 and the related guarantees (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer and
(iii) an Instruction to Registered Holder from Beneficial Owner (the "Instruction Letter").

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON        , 2004 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER IS
EXTENDED, IN WHICH CASE THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

      We are the holder of record of Outstanding Notes for your account. A tender of such Outstanding Notes can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

      We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

      Pursuant to the Letter of Transmittal, each holder of Outstanding Notes (a "Holder") will represent to the Company and the Guarantors that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an "affiliate" of the Company or any Guarantor, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of
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market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Outstanding Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.